EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated August 29, 2003 relating to the combined financial statements of NPTest, Inc, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Combined Financial Data” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Jose, California

November 14, 2003